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                                                                      EXHIBIT 21

                             SIFCO Industries, Inc.
                           Subsidiaries of the Company
                               September 30, 2001





           Subsidiary                    State or Jurisdiction of Incorporation
           ----------                    --------------------------------------

SIFCO Custom Machining Company                         Minnesota
SIFCO Exports Limited                                  Ireland
SIFCO FSC, Inc.                                        U.S. Virgin Islands
SIFCO Holdings, Inc.                                   Delaware
SIFCO Irish Holdings Limited                           Ireland
SIFCO Research and Development Limited                 Ireland
SIFCO Selective Plating France SARL                    France
SIFCO Selective Plating (UK) Limited                   United Kingdom
SIFCO Turbine Components Limited                       Ireland